Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

HSBC Holdings plc

We consent to the incorporation by reference in the Registration Statement on Form S-8 of our report dated 23 February 2015 on page 214 of the 31 December 2016 Annual Report on Form 20-F (2016 Form 20-F) with respect to, before the retrospective change in presentation of the segment information described on pages 59 to 62, the consolidated income statement, consolidated statement of comprehensive income, consolidated statement of cash flows and consolidated statement of changes in equity of HSBC Holdings plc and its subsidiary undertakings for the year ended 31 December 2014 in the 2016 Form 20-F.

Our report refers to the retrospective change in presentation of the segment information described on pages 59 to 62 of the 2016 Form 20-F. However, we were not engaged to audit, review, or apply any procedures with respect to such adjustments.

/s/ KPMG Audit Plc
KPMG Audit Plc
London, England
14 September 2017